EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

Investor Contact:	Kathee Littrell Sue Morris	(650) 225-1034 (650) 225-6523

http://www.gene.com

GENENTECH ANNOUNCES SECOND QUARTER 2006 RESULTS

- Quarterly Revenues Surpass $2 Billion -

SOUTH SAN FRANCISCO, Calif. - July 11, 2006 - Genentech, Inc. (NYSE: DNA) today announced financial results for the second quarter of 2006. Revenue results for the second quarter of 2006 include:
•	Total product sales of $1,810 million, a 42 percent increase over product sales of $1,274 million in the second quarter of 2005.
•	Operating revenues of $2,199 million, a 44 percent increase over operating revenues of $1,527 million in the second quarter of 2005.

Key operating results for the second quarter of 2006 include:
•
Non-GAAP net income increase of 83 percent to $602 million from $329 million in the second quarter of 2005; GAAP net income increase of 79 percent to $531 million, including employee stock-based compensation expense, from $296 million reported for the second quarter of 2005. [1,2]

•
Non-GAAP earnings per share increase of 87 percent to $0.56 per share from $0.30 per share in the second quarter of 2005; GAAP earnings per share increase of 81 percent to $0.49 per share, including employee stock-based compensation expense, from $0.27 per share reported for the second quarter of 2005. [1,2] Earnings per share in the second quarter of 2006 included a favorable impact of $0.04 due to gains realized from the company’s equity investments.

A reconciliation2 between non-GAAP and GAAP earnings per share for the second quarters of 2006 and 2005 is provided in the following table:
	Non-GAAP Diluted EPS	Employee Stock-Based Compensation Expense	Roche Redemption and Special Items	Reported GAAP Diluted EPS
Q2 2006	$0.56	($0.04)	($0.02)	$0.49
Q2 2005	$0.30	---[1]	($0.03)	$0.27[1]
Note: Amounts may not sum due to rounding.

“Genentech has reached its half-year mark with another set of excellent results. Our year-to-date operating revenues exceeded $4 billion, and our EPS in the first six months of 2006 surpassed our full-year EPS in 2004, just two years ago,” said Arthur D. Levinson, Ph.D., Genentech’s chairman and chief executive officer. “We are pleased to have completed four sBLA submissions and received four FDA approvals for new products or indications so far this year, expanding our portfolio into new disease areas for Genentech. Our latest approved product, Lucentis for wet age-related macular degeneration, is an important medical development in the treatment of vision loss, having maintained the vision of almost all clinical trial patients and improved the vision of 40 percent of all clinical trial patients by three lines on the study eye chart.”

The company provided updated expectations of approximately 55 to 60 percent growth in non-GAAP earnings per share for the full year 2006, relative to 2005.2
____________________
1
The company adopted Statement of Financial Accounting Standards No. 123R (or FAS 123R) on a modified prospective basis beginning January 1, 2006, and, therefore, no employee stock-based compensation expense has been recognized in GAAP-reported amounts in any prior period. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 (as previously disclosed in Genentech’s financial statement footnotes), pro forma employee stock-based compensation expense in the second quarter of 2005 was $41 million, net of tax, (or $0.04 per diluted share), and the resulting pro forma GAAP net income was $255 million (or $0.23 per diluted share).

2
Genentech’s non-GAAP net income and non-GAAP earnings per share exclude the after-tax impact of recurring charges related to the 1999 redemption of Genentech’s stock by Roche Holdings, Inc., litigation-related special items, and employee stock-based compensation expense associated with Genentech’s adoption of FAS 123R on January 1, 2006. The differences in non-GAAP and GAAP numbers are reconciled in the accompanying tables and on www.gene.com.

Product Sales
For the three months ended June 30, 2006:
•	U.S. product sales increased 41 percent to $1,716 million, from $1,216 million in the second quarter of 2005.
•	U.S. sales of Rituxan® (Rituximab) increased 17 percent to $526 million, from $450 million in the second quarter of 2005.
•	U.S. sales of Avastin® (bevacizumab) increased 72 percent to $423 million, from $246 million in the second quarter of 2005.
•	U.S. sales of Herceptin® (Trastuzumab) increased 111 percent to $320 million, from $152 million in the second quarter of 2005.
•	U.S. sales of Tarceva® (erlotinib) increased 47 percent to $103 million, from $70 million in the second quarter of 2005.
•	U.S. sales of Xolair® (Omalizumab) increased 31 percent to $105 million, from $80 million in the second quarter of 2005.
•	U.S. sales of RAPTIVA® (efalizumab) increased 5 percent to $22 million, from $21 million in the second quarter of 2005.
•	U.S. sales of LUCENTIS™ (ranibizumab injection), approved and launched on June 30, 2006, were $10 million.
•
U.S. sales of legacy products, including growth hormone, cardiovascular products and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution, increased 5 percent to $207 million, from $197 million in the second quarter of 2005.

•	Product sales to collaborators increased 62 percent to $94 million, from $58 million in the second quarter of 2005.

Royalties and Contract Revenues
•	Royalties increased 58 percent to $316 million, from $200 million in the second quarter of 2005.
•	Contract revenues increased 38 percent to $73 million, from $53 million in the second quarter of 2005.

Expenses and Other
•
Cost of sales as a percentage of product sales was 16 percent, compared to 22 percent in the second quarter of 2005. Cost of sales increased to $284 million from $274 million in the second quarter of 2005.

•
Research and development (R&D) expenses, on a non-GAAP basis, increased 28 percent to $356 million, from $278 million in the second quarter of 2005. Non-GAAP R&D expenses as a percentage of operating revenues were 16 percent, compared to 18 percent for the second quarter of 2005. On a GAAP basis, R&D expenses increased 40 percent to $390 million, including employee stock-based compensation expense of $34 million, from $278 million in the second quarter of 2005. GAAP R&D expenses for the second quarter of 2006 were 18 percent of operating revenues, comparable to the second quarter of 2005.

•
Marketing, general and administrative (MG&A) expenses, on a non-GAAP basis, increased 22 percent to $430 million, from $352 million in the second quarter of 2005. Non-GAAP MG&A expenses as a percentage of operating revenues were 20 percent, compared to 23 percent in the second quarter of 2005. On a GAAP basis, MG&A expenses increased 34 percent to $471 million, including employee stock-based compensation expense of $41 million, from $352 million in the second quarter of 2005. GAAP MG&A expenses for the second quarter of 2006 were 21 percent of operating revenues, compared to 23 percent in the second quarter of 2005.

•	Collaboration profit-sharing expenses in the second quarter of 2006 increased 30 percent to $259 million from $199 million in the second quarter of 2005.
•
Other income of $103 million included $66 million in gains resulting from Genentech’s biotechnology equity investments, compared to biotechnology equity investment gains of less than $1 million in the second quarter of 2005. Genentech's investments in Abgenix, Inc., acquired by Amgen, and Rinat Neuroscience Corp., acquired by Pfizer Inc., together favorably impacted quarterly earnings per share in the second quarter of 2006 by $0.04.

•
Genentech’s non-GAAP and GAAP income tax rates for the second quarter of 2006 were both 38 percent, comparable to the first quarter of 2006 and an increase over the 28 percent non-GAAP and 26 percent GAAP tax rates of the second quarter of 2005.[2] The prior year’s income tax rate was impacted by a one-time recognition of additional R&D tax credits.

Genentech’s unrestricted cash and investments portfolio totaled approximately $4 billion as of June 30, 2006.

Clinical Development
Genentech announced that the supplemental Biologics License Application (sBLA) it submitted for Avastin in combination with taxane chemotherapy for patients with first-line metastatic breast cancer was granted priority review by the U.S. Food and Drug Administration (FDA). Since the study was not based on overall survival but utilized a progression-free survival endpoint, the FDA has requested more documentation, which may extend the review and potential approval beyond the November 22 FDA action date.

The company also announced that in the second quarter of 2006 it began enrollment in several key studies in its early development program, including a Phase I study of Trastuzumab-DM1 in HER2-positive metastatic breast cancer; a Phase Ib study of Apo2L/TRAIL in oncology; a Phase Ib study of BR3 in rheumatoid arthritis; a Phase II study of Rituxan in rheumatoid arthritis in combination with methotrexate and Enbrel; and a Phase II topical VEGF diabetic wound healing study.

Genentech made a “go” decision for a Phase III study of its second-generation humanized anti-CD20 molecule (ocrelizumab) in rheumatoid arthritis. Genentech also filed an Investigational New Drug (IND) application with the FDA for this molecule relating to neuromyelitis optica (NMO). Biogen Idec, Inc. disagrees that Genentech has the ability to develop this humanized anti-CD20 molecule for NMO or rheumatoid arthritis without its agreement, and the parties are seeking to resolve their differences relating to that disagreement.

Webcast:
Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Tuesday, July 11, 2006, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will be available via the website until 5:00 p.m. PT on July 25, 2006. A telephonic audio replay of the webcast will be available beginning at 5:15 p.m. PT on July 11, 2006 through 5:15 p.m. PT on July 18, 2006. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 1795193.

About Genentech:
Founded 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

About Genentech’s Commitment to Patient Access:
Genentech is committed to eligible patients having access to our therapies. For those eligible patients treated for approved indications in the United States who do not have insurance or who cannot afford their out-of-pocket co-pay costs, Genentech has several support programs. Since 1990, Genentech has donated $700 million of free product to uninsured patients and those deemed uninsured due to payor denial through its Genentech® Access to Care Foundation (GATCF) and the Genentech Endowment for Cystic Fibrosis. In 2005 alone, GATCF supported over 18,000 patients by providing approximately $200 million of free product. Since 2005, Genentech has donated more than $25 million to various independent public charities that provide financial assistance to eligible patients who cannot access needed medical treatment due to co-pay costs. Through its Single Point of Contact (SPOC) program, Genentech provides patients with assistance and information on a broad array of reimbursement services and support.

For information on Genentech’s latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains a forward-looking statement regarding growth in non-GAAP earnings per share (EPS) for 2006. Such statement is a prediction and involves risks and uncertainties such that actual results may differ materially. Among other things, growth in non-GAAP EPS could be affected by a number of factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analysis, BLA preparation and decision making, need for additional clinical trials, FDA actions or delays, failure to obtain FDA approval, competition, pricing, reimbursement, intellectual property or contract rights, the ability to supply product, product withdrawals, new product approvals and launches, achieving sales revenue consistent with internal forecasts, costs of sales, unanticipated expenses such as litigation or legal settlement expenses or equity securities writedowns, R&D or MG&A expenses, stock-based compensation expense, fluctuations in contract revenues and royalties, and fluctuations in tax and interest rates. Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statement in this press release.

# # #

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$1,810	$1,274	$3,454	$2,460
Royalties	316	200	602	432
Contract revenue	73	53	129	96
Total operating revenues	2,199	1,527	4,185	2,988

Costs and expenses:
Cost of sales	284	274	546	530
Research and development (includes employee stock-based compensation expense under FAS 123R: three months-2006-$34; 2005-$0; six months-2006-$67; 2005-$0)	390	278	764	521
Marketing, general and administrative (includes employee stock-based compensation expense under FAS 123R: three months-2006-$41; 2005-$0; six months-2006-$82; 2005-$0)	471	352	912	663
Collaboration profit sharing	259	199	485	375
Recurring charges related to redemption	26	34	52	69
Special items: litigation-related	14	20	27	31
Total costs and expenses	1,444	1,157	2,786	2,189

Operating income	755	370	1,399	799

Other income (expense):
Interest and other income, net(1)	121	35	174	55
Interest expense	(18)	(4)	(37)	(7)
Total other income, net	103	31	137	48

Income before taxes	858	401	1,536	847
Income tax provision	327	105	584	267
Net income	$531	$296	$952	$580

Earnings per share:
Basic	$0.50	$0.28	$0.90	$0.55
Diluted	$0.49	$0.27	$0.89	$0.54

Weighted average shares used to compute earnings per share:
Basic	1,053	1,058	1,054	1,052
Diluted	1,073	1,084	1,074	1,077

The values shown above are exact, which may lead to the appearance of rounding errors.

(1)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the three and six months ended June 30, 2006 includes employee stock-based compensation expense of $47 million and $95 million, net of tax, respectively, due to our adoption of Statement of Financial Accounting Standards No. 123(R) (or "FAS 123R") on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any period prior to January 1, 2006. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (as previously disclosed in our financial statement footnotes of our Form 10-Q for the quarter ended June 30, 2005), pro forma employee stock-based compensation expense in the second quarter of 2005 was $41 million, net of tax, (or $0.04 per diluted share), and the resulting pro forma GAAP net income was $255 million (or $0.23 per diluted share), and pro forma employee stock-based compensation expense in the six months ended June 30, 2005 was $81 million, net of tax, (or $0.09 per diluted share), and the resulting net income was $499 million (or $0.45 per diluted share).

GENENTECH, INC.
RECONCILIATION OF GAAP to NON-GAAP NET INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
GAAP net income	$531	$296	$952	$580
Employee stock-based compensation expense under FAS 123R(1) included in the following operating expenses:
Research and development	34	-	67	-
Marketing, general and administrative	41	-	82	-
Recurring charges related to redemption(2)	26	34	52	69
Special items: litigation-related(3)	14	20	27	31
Income tax effect(4)	(44)	(21)	(87)	(40)
Non-GAAP net income	$602	$329	$1,093	$640

Non-GAAP earnings per share:
Diluted	$0.56	$0.30	$1.02	$0.59

Non-GAAP weighted average shares used to compute earnings per share(5):
Diluted	1,074	1,084	1,075	1,077

The values shown above are exact, which may lead to the appearance of rounding errors.

(1)
Represents employee stock-based compensation expense associated with Genentech's adoption of FAS 123R on January 1, 2006. In the three and six months ended June 30, 2006, the employee stock-based compensation expense was allocated to the research and development and marketing, general and administrative expense lines in the income statement.

(2)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)
Includes accrued interest and bond costs in the second quarters and first six months of 2006 and 2005 related to the City of Hope trial judgment and amounts paid in the second quarter of 2005 related to a litigation settlement, net of amounts received in the first quarter of 2005 on a separate litigation matter.

(4)	Reflects the income tax benefit on employee stock-based compensation expense under FAS 123R, recurring charges related to redemption, and litigation-related special items.
(5)	Weighted average shares used to compute non-GAAP diluted earnings per share were computed exclusive of the methodology used to determine dilutive securities under FAS 123R.

2006 Reconciliation of GAAP and Non-GAAP EPS
Our 2006 non-GAAP EPS estimate does not include: (i) recurring amortization charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $63 million net of tax in 2006, (ii) litigation-related special items for accrued interest and associated bond costs on the City of Hope judgment and net amounts paid on other litigation settlements, which are currently estimated to be approximately $32 million net of tax in 2006, and (iii) employee stock-based compensation expense associated with our adoption of FAS 123R on January 1, 2006, which we expect the net of tax diluted EPS impact to be in the range of $0.15 to $0.17 per share for 2006.

Our 2006 GAAP EPS would include the items listed above as well as any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant. The statements regarding the amounts relating to the 1999 Roche redemption of our stock, litigation-related special items and employee stock-based compensation expense are forward-looking and such statements are predictions and involve risks and uncertainties such that actual results may differ materially. The amounts identified above could be affected by a number of factors, including a re-valuation of certain intangible assets, greater than expected litigation-related costs, the number of options granted to employees, our stock price and certain valuation assumptions concerning our stock. We disclaim, and do not undertake, any obligation to update or revise any of these forward-looking statements.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	June 30, 2006	December 31, 2005
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,193	$2,365
Accounts receivable - product sales, net	663	554
Accounts receivable - royalties, net	386	297
Accounts receivable - other, net(1)	177	199
Inventories	909	703
Long-term marketable debt and equity securities	1,734	1,449
Property, plant and equipment, net	3,760	3,349
Goodwill	1,315	1,315
Other intangible assets	523	574
Other long-term assets(1)	1,241	1,074
Total assets	13,184	12,147
Total current liabilities	1,779	1,660
Long-term debt(2)	2,132	2,083
Total liabilities	4,904	4,677
Total stockholders' equity	8,280	7,470

	Six Months Ended June 30,
	2006	2005
Selected consolidated cash flow data:
Capital expenditures(2)	$538	$730

Total GAAP(3) depreciation and amortization expense	199	181
Less: redemption related amortization expense(4)	(52)	(69)
Non-GAAP(5) depreciation and amortization expense	$147	$112

(1)	Certain reclassifications have been made at December 31, 2005 to conform to the presentation at June 30, 2006.
(2)
Capital expenditures exclude approximately $61 million at June 30, 2006 and $73 million at June 30, 2005 in capitalized costs related to our accounting for a construction project of which we are considered to be the owner during the construction period. We have recognized a related amount as a construction financing obligation in long-term debt.

(3)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or “GAAP”).
(4)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech’s stock.
(5)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech’s stock.

GENENTECH, INC.
NET PRODUCT SALES DETAIL
(In millions)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net U.S. Product Sales
Rituxan	$526	$450	$1,003	$890
Avastin	423	246	821	449
Herceptin	320	152	610	282
Tarceva	103	70	196	118
Nutropin products	98	97	185	187
Xolair	105	80	200	145
Thrombolytics	62	52	121	102
Pulmozyme	47	48	96	92
Raptiva	22	21	43	38
Lucentis	10	-	10	-
Total U.S. product sales	$1,716	$1,216	$3,285	$2,303

Net product sales to collaborators	94	58	169	157
Total Product Sales	$1,810	$1,274	$3,454	$2,460